Exhibit 4b

                             SUPPLEMENTARY AGREEMENT


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         This  Supplementary  Agreement  dated  October 2, 1996  ("Supplementary
Agreement") is made by Seneca Foods Corporation ("Seneca"), The Pillsbury Company ("Pillsbury") and Grand Metropolitan Incorporated ("GMI").

                                    RECITALS


                  This Supplementary Agreement relates to the First Amended and Restated Alliance Agreement, dated December 8, 1994, as amended February 10, 1995, by and among the parties hereto (the "Alliance Agreement"). Unless otherwise indicated, each term or phrase in this Supplementary Agreement designated by initial capital letters has the same meaning as in the Alliance Agreement.


                  The parties desire to set forth in this Supplementary Agreement their intentions with respect to a proposal by Seneca to sell its 1996 asparagus pack which constitutes Acceptable Cases of Asparagus Product under the Alliance Agreement and which is described by each Product classification set forth in Exhibit A attached hereto and made a part hereof (collectively, the "Asparagus"). Al Rajhi Banking & Investment Corp. (the "Bank") will purchase all of the Asparagus pursuant to the terms of a Purchase and Sale and Warehousing Agreement, dated the date hereof (the "Bank Purchase Agreement").


                  After the sale of the Asparagus to the Bank, the Bank will have title and all risk of loss, with respect to the Asparagus, and the Asparagus will be stored at Bank's request where it is now located at Seneca's warehouse facilities in Dayton, Washington, Buhl, Idaho, and Geneva, New York and Pillsbury's Clearfield, Utah warehouse, at a cost to be paid by the Bank. Pillsbury will thereafter purchase all of the Asparagus from the Bank pursuant to the terms of a purchase and sale agreement, dated the date hereof, between Pillsbury, GMI and the Bank (the "Pillsbury Purchase Agreement").

                                    AGREEMENT

         The parties agree that the transaction will be conducted as follows:

                           On approximately October 4, 1996, Seneca will sell to
Bank all of the Asparagus pursuant to the terms of the Bank Purchase Agreement for an aggregate amount equal to $20,871,088.

                           The parties hereto recognize that, upon the sale of
the Asparagus from Seneca to the Bank pursuant to the terms of the Bank Purchase Agreement, title to the Asparagus shall be held by the Bank, and title shall remain with the Bank until the Asparagus is sold to Pillsbury pursuant to the terms of the Pillsbury Purchase Agreement.

                           Pillsbury will thereafter purchase the Asparagus from
the Bank, at such times, and in accordance with the other terms, as are set forth in the Pillsbury Purchase Agreement. With respect to each purchase of Asparagus from the Bank made by Pillsbury pursuant to the Pillsbury Purchase Agreement, Seneca, as agent for the Bank, will ship the purchased Asparagus to Pillsbury in the same manner and on the same terms (other than price, which is covered under the terms of the Pillsbury Purchase Agreement) as would be applicable to a direct sale by Seneca to Pillsbury under the terms of the Alliance Agreement. On behalf of the Bank, and with the Bank's consent, Seneca will invoice Pillsbury monthly for Pillsbury's purchases of Asparagus under the Pillsbury Purchase Agreement and Pillsbury will pay each invoice to an account for the benefit of the Bank in accordance with the terms set forth on Exhibit A to the Pillsbury Purchase Agreement.

                           The parties hereto recognize that Sections 3.6(b) and
(c) of the Alliance Agreement provide for fees and other payments between Pillsbury and Seneca, including an annual reconciliation procedure which is not necessarily Product specific but which carries out the general purposes of the Alliance Agreement. The parties will use this procedure as contemplated therein. The Transfer Price and warehousing and handling fees and costs to be paid by Bank to Seneca with respect to the Asparagus, are set forth in Exhibit B hereto.

                           Except as specifically modified by the procedures
specified in this Supplementary Agreement for the intervening sale of the Asparagus to Bank and the subsequent sale of the Asparagus to Pillsbury, the provisions of the Alliance Agreement shall govern the respective obligations of the parties to the Alliance Agreement. Without limiting the general effect of the first sentence of this paragraph 5, at all times while the Asparagus is in Seneca's possession, whether as owner or as warehousing agent for Bank, Seneca shall comply, as instructed by the Bank,with the provisions of the Alliance Agreement as to handling, storing, labelling and other matters relating to Products prior to shipment to Pillsbury; and Seneca will remain subject to the Quality Documents and have the obligations and liabilities described in Articles X and XII of the Alliance Agreement with respect to the Asparagus, including without limitation the warranties and indemnities given by Seneca in Article XII. The intervening sale to the Bank contemplated by the Bank Purchase Agreement will not expand or reduce the obligations and liabilities of Seneca to Pillsbury with respect to Product quality and Product warranties regarding the Asparagus. Pillsbury hereby consents to the location of a portion of the Asparagus at its Clearfield, Utah plant.

                           Pillsbury waives the provisions of Section 6.5 of the
Alliance Agreement insofar as those
provisions would prevent Seneca from selling and transferring title to the Asparagus to the Bank or entering into the Bank Purchase Agreement. The parties agree that the Transactions with the Bank contemplated by this Supplementary Agreement do not constitute an assignment by either Seneca or Pillsbury which would be prohibited by Section 22.1 of the Alliance Agreement; and, additionally, the parties waive any prohibition contained in the Alliance Agreement which would bar the Transactions contemplated by this Supplementary Agreement. Pursuant to the terms of the Pillsbury Purchase Agreement, Pillsbury has furnished to the Bank a written commitment, in form and substance reasonably satisfactory to Bank, that Pillsbury will purchase the Asparagus in accordance with the terms of the Alliance Agreement as modified by this Supplementary Agreement, and Bank has furnished to Pillsbury the Bank's written commitment that it will not sell the Asparagus to any person or entity other than Pillsbury and will not grant, permit or suffer any person or entity other than Pillsbury to acquire a lien or other interest in the Asparagus adverse to Pillsbury.

                           If any issues arise with respect to the subject
matter of this Supplementary Agreement which are not specifically covered by its provisions, the parties will endeavor in good faith to resolve the issues consistent with the purposes of this Supplementary Agreement and the Alliance Agreement, and, to the extent not otherwise resolved, in accordance with the provisions of Article XVIII of the Alliance Agreement.

         IN  WITNESS  WHEREOF,   the  parties  have  caused  this  Supplementary
Agreement to be executed by their duly authorized officers or representatives.

THE PILLSBURY COMPANY                       SENECA FOODS CORPORATION



By: /s/Tom Paulson                                   By: /s/Kraig H. Kayser
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GRAND METROPOLITAN INCORPORATED



By: /s/David Laurey
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230073


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                                                      EXHIBIT B
                                      (Paragraph 4 of Supplementary Agreement)

Transfer Price and Warehousing and Handling Costs and Fees with respect to Asparagus to be paid by Bank to Seneca:

Costs:

                  Actual goods - specific                                                             $12.4500

                  Estimated post production
                  (Insurance, storage and handling)                                                        .94

                  Pre-tolling fee fixed unit cost                                                     $13.3900

                  Tolling Fee (categorized as follows)

                  4a.  Relating to Production Costs                                                        .08
                  4b.  Relating to Warehousing Functions                                                   .02

                  Post-tolling fee fixed unit cost &
                  warehousing fee                                                                     $13.4900

                  Additional warehousing fee computed as follows:

                  6a.  Capstone Arrangement Fee                                                          .0675
                  6b.  Surety Bond                                                                       .0049

                  Warehousing Fee (items 2, 4b, 6a, and 6b)                                           (1.0324)
                                                                                                  ------------

                  Unit Price                                                                             12.53
                  Number of Units                                                                    1,538,893

                  Unit Price x Number of Units                                                     $19,282,329

                  Warehousing Fee to be earned over term                                           $ 1,588,759
                                                                                                   -----------

                  Total of above costs                                                             $20,871,088


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